 Exhibit 10.2

August 1, 2012

This Allonge is to be attached to and made a part of that certain Note dated July 22,2011, 2011 in the original principal amount of One Hundred Thousand Dollars ($100,000.00) executed by Kenergy Scientific, Inc., a New Jersey corporation, to the order of Charles M. Basner (the "Note").

Transfer to the order of Southridge Partners II LP, a Delaware limited partnership, $35,000.00 principal portion of the Note without representation or warranty except as set forth in that certain Securities Transfer Agreement dated of even date herewith from Charles M. Basner in favor of Southridge Partners II LP.

Date: August 1, 2012
By: /s/ Charles M. Basner
Charles M. Basner